Exhibit 99.1
KINDER MORGAN ENERGY PARTNERS INCREASES
QUARTERLY DISTRIBUTION TO $1.26 PER UNIT

Distribution 9% Higher Than Third Quarter 2011

HOUSTON, Oct. 17, 2012 - Kinder Morgan Energy Partners, L.P. (NYSE: KMP) today increased its quarterly cash distribution per common unit to $1.26 ($5.04 annualized) payable on Nov. 14, 2012, to unitholders of record as of Oct. 31, 2012. This represents a 9 percent increase over the third quarter 2011 cash distribution per unit of $1.16 ($4.64 annualized) and is up from $1.23 per unit ($4.92 annualized) for the second quarter of 2012. KMP has increased the distribution 45 times since current management took over in February 1997.
Chairman and CEO Richard D. Kinder said, “KMP had a strong third quarter with all five of our business segments reporting better results than in the third quarter of 2011. In total, KMP produced $1.14 billion in segment earnings before DD&A and certain items, a 21 percent increase over $0.94 billion for the same period a year ago. Third quarter highlights included contributions from the dropdowns of 100 percent of Tennessee Gas Pipeline (TGP) and 50 percent of El Paso Natural Gas (EPNG), record export coal volumes in our Terminals business, strong oil production at SACROC in our CO2 segment and increased natural gas demand for electric power generation on the TGP system. Looking ahead, we see significant growth opportunities across all of our business segments, and we remain very excited about the additional prospects that we expect KMP to realize from Kinder Morgan, Inc.'s acquisition of El Paso Corporation, which closed in the second quarter. With our large footprint of assets in North America, KMP is well positioned for future growth.”
KMP reported third quarter distributable cash flow before certain items of $455 million, up 15 percent from $394 million for the comparable period in 2011. Distributable cash flow per unit before certain items was $1.28 compared to $1.19 for the third quarter last year. Third quarter net income before certain items was $574 million compared to $451 million for the same period in 2011. Including certain items, net income was $383 million compared to $216 million
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for the third quarter last year. Certain items for the third quarter totaled a net loss of $191 million versus a net loss of $235 million for the same period last year.
For the first nine months of the year, distributable cash flow before certain items was $1.29 billion, up 17 percent from $1.10 billion for the comparable period in 2011. Distributable cash flow per unit before certain items was $3.72 compared to $3.40 for the same period last year. Net income before certain items was $1.58 billion compared to $1.27 billion for the first three quarters of 2011. Including certain items, net income was $737 million versus $789 million for the same period last year. Certain items for the first nine months of the year totaled a net loss of $838 million versus a net loss of $479 million for the comparable period in 2011. The loss, due to certain items for the first three quarters, was primarily attributable to the re-measurement of discontinued operations to fair value related to the KMP assets to be divested in order to obtain Federal Trade Commission approval for Kinder Morgan, Inc.'s acquisition of El Paso.
Overview of Business Segments
The Products Pipelines business produced third quarter segment earnings before DD&A and certain items of $185 million, up 4 percent from $178 million for the comparable period in 2011. This segment currently is expected to end the year slightly below its published annual budget of 6 percent growth.
“The increase in earnings compared to the third quarter of 2011 was driven by higher earnings at our West Coast and Southeast Terminals,” Kinder said. “Growth at our West Coast Terminals was attributable to the Carson, Calif., tank expansion project which is being completed ahead of schedule, while growth at our Southeast Terminals was a result of two acquisitions and increased throughput volumes of refined products and biofuels. Earnings were also favorably impacted by higher volumes on the Cochin Pipeline reflecting a completed expansion project and a favorable tax adjustment, as well as better results from our transmix business due to favorable gasoline and diesel pricing.” Natural gas liquids (NGL) volumes on Cochin increased by 40 percent compared to the third quarter last year.
Total refined products volumes decreased 2.5 percent compared to the third quarter of 2011. Overall segment gasoline volumes (including transported ethanol on the Central Florida Pipeline) were down 3.5 percent compared to the third quarter of 2011 attributable to lower
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volumes on Plantation, Pacific and CALNEV (reflecting ongoing weak demand, higher retail prices and lower volumes transported to and on CALNEV due to a competing pipeline), offset somewhat by an increase in gasoline and ethanol volumes on Central Florida Pipeline of 7.4 percent versus the third quarter last year. Overall segment diesel volumes declined 2.6 percent versus the same period last year, although they were up on Plantation (due to increased volumes related to a refinery upgrade). Overall segment commercial and military jet fuel volumes were up 1.2 percent compared to the third quarter of 2011, due primarily to a 1.9 percent increase in commercial volumes on Pacific and an increase in military volumes on CALNEV resulting from a recently completed project in Barstow, Calif.
The Products Pipelines segment handled 8.9 million barrels of biofuels (ethanol and biodiesel) in the third quarter, up 12 percent from the same period a year ago. Once again this segment realized significant growth in biodiesel barrels stored and blended, and continues to make investments in assets across its operations to accommodate more biofuels.
The Natural Gas Pipelines business produced third quarter segment earnings before DD&A and certain items of $383 million, up 54 percent from $247 million for the comparable period in 2011, and is currently expected to exceed its published annual budget of 19 percent growth due to the dropdowns, as described below.
“Growth in the third quarter compared to the same period last year was driven by the TGP and EPNG dropdowns, contributions from our Eagle Ford assets, good results at Kinder Morgan Treating (benefiting from SouthTex acquisition) and higher earnings at Fayetteville Express (contracts ramping up),” Kinder said. Earnings declined on the Texas intrastate pipeline system compared to the third quarter last year due to timing associated with integrity management projects and specific repair costs to a well at the Markham storage facility. KMIGT and Trailblazer also produced lower results.
TGP experienced significantly higher throughput for natural gas fired power generation in both the third quarter and for the first nine months, as power operators continued to consume more natural gas. TGP's gas-fired power generation volumes increased by 8 percent versus the third quarter of 2011 and by 20 percent during the first nine months of this year compared to the same period a year ago.
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Overall segment transport volumes (including volumes from acquired pipelines for all periods) were up 11 percent in the third quarter compared to the same period last year attributable to higher volumes on Fayetteville Express and solid transport volumes on the Texas intrastate pipeline system, due in part to Eagle Ford Gathering volumes. Sales volumes on the Texas intrastates were up 6 percent compared to the third quarter of 2011.
The CO2 business produced third quarter segment earnings before DD&A and certain items of $332 million, up 16 percent from $287 million for the same period in 2011. Due to lower NGL prices, this segment is expected to be modestly below its published annual budget of 26 percent growth.
“Growth in the third quarter compared to the same period last year was attributable to excellent oil production at SACROC, strong NGL production at the Snyder Gasoline Plant, higher production at the Katz Field and higher oil prices,” Kinder said. “This segment's results were impacted again by lower NGL prices, which are now projected to be about 21 percent lower for the full year than was assumed when the 2012 budget was developed, which equates to a negative impact of over $50 million.”
The company continued to realize strong NGL production in the third quarter, producing gross volumes of 18.7 thousand barrels per day (MBbl/d), up 12 percent from the same period in 2011. NGL production declined compared to the second quarter this year due to planned vessel inspections in September at the Snyder plant.
Oil production at the SACROC Unit increased to 30 MBbl/d in the third quarter, up 2 percent from the same period last year and 6 percent from the second quarter this year, and well above plan. Production continued to be relatively stable at the Yates Field, which produced 20.6 MBbl/d in the third quarter, about a 4 percent decline compared to the same period last year and flat versus the second quarter this year, and slightly below plan. Production at the Katz Field was 1.8 MBbl/d in the third quarter, up significantly from 0.5 MBbl/d for the same period last year, but flat with the second quarter this year and well below plan. The average West Texas Intermediate (WTI) crude oil price for the third quarter was $92.25 per barrel compared to a budgeted projection of $93.60 for the same period.
This segment is an area where KMP is exposed to commodity price risk, but that risk is partially mitigated by a long-term hedging strategy intended to generate more stable realized
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prices. The realized weighted average oil price per barrel for the quarter, with all hedges allocated to oil, was $88.64 versus $70.43 for the third quarter of 2011. The realized weighted average NGL price per barrel for the second quarter, allocating none of the hedges to NGLs, was $44.27 compared to $68.86 for the same period last year.
The Terminals business produced third quarter segment earnings before DD&A and certain items of $184 million, up 2 percent from $181 million for the comparable period in 2011, and is currently expected to meet its published annual budget of 8 percent growth. Growth for the quarter was evenly distributed among organic sources and acquisitions.
“Internal growth in this segment was led again by strong export coal volumes across our terminal network, including new shipments at our Houston bulk terminals,” Kinder said. Export coal volumes increased by 32 percent (up 1.2 million tons) compared to the third quarter of 2011, while overall coal throughput declined by 8 percent. For the first nine months of this year, export coal volumes increased by 45 percent (up 4.9 million tons) versus 2011, and overall coal throughput is up 2 percent.
“Segment earnings also received a boost from good results at our liquids terminals on the Houston Ship Channel and in New York Harbor (resulting from increased volumes, new contracts and incremental tank capacity), and at Fairless Hills (resulting from increased steel volumes),” Kinder said. Acquisitions that contributed to growth versus the third quarter last year included an additional equity investment in December of 2011 in Watco Companies, which owns the largest privately held short line railroad business in the United States.
In the third quarter, this segment handled 15.7 million barrels of ethanol, up slightly compared to the same period last year. Combined, the terminals and products pipelines business segments handled about 24.6 million barrels of ethanol compared to 23.5 million barrels in the third quarter of 2011. KMP continues to handle approximately 30 percent of the ethanol used in the United States.
Kinder Morgan Canada produced third quarter segment earnings before DD&A and certain items of $56 million, up 15 percent from $48 million for the same period last year, and currently is expected to slightly exceed its published annual budget of 1 percent growth.
“Highlights in the third quarter compared to the same period last year included the impact of the 2012 toll agreement on the Trans Mountain pipeline system, favorable book taxes, strong
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throughput on Trans Mountain and at the Westridge Terminal, and continued good results from the Express-Platte Pipeline,” Kinder said. Trans Mountain volumes increased compared to the third quarter last year due to a pressure restriction in 2011 that was lifted earlier in 2012.
2012 Outlook
As previously announced, KMP expects to declare cash distributions of $4.98 per unit for 2012, an 8 percent increase over the $4.61 it distributed for 2011. Due to deteriorating NGL prices, KMP now expects to generate 2012 distributable cash flow slightly above its distributions, but below budget. Excluding the dropdown transactions discussed below and expansion projects associated with those assets, KMP now expects to invest approximately $2.2 billion in expansions (including contributions to joint ventures) and acquisitions for 2012. Approximately $500 million of the equity required for this investment program is expected to be funded by Kinder Morgan Management, LLC (NYSE: KMR) dividends. As previously announced, and related to KMI's acquisition of El Paso Corporation, the average annual growth rate in KMP distributions per unit and KMR dividends per share is expected to be around 7 percent from 2011 through 2015.
KMP's budget assumed an average WTI crude oil price of approximately $93.75 per barrel in 2012, which approximated the forward curve at the time the budget was prepared. The overwhelming majority of cash generated by KMP's assets is fee based and is not sensitive to commodity prices. In its CO2 segment, the company hedges the majority of its oil production, but does have exposure to unhedged volumes, a significant portion of which are natural gas liquids. For 2012, the company expects that every $1 change in the average WTI crude oil price per barrel will impact the CO2 segment by approximately $6 million, or slightly over 0.1 percent of KMP's combined business segments' anticipated segment earnings before DD&A.
KMR also expects to declare dividends of $4.98 per share for 2012.
Impact of El Paso Corporation Acquisition on KMP
KMI reached an agreement with Federal Trade Commission (FTC) staff in the second quarter to divest certain KMP assets in order to receive regulatory approval of its acquisition of El Paso. In August, KMP entered into an agreement with Tallgrass Energy Partners to sell Kinder Morgan Interstate Gas Transmission, Trailblazer Pipeline Company, its Casper-Douglas natural gas processing and West Frenchie Draw treating facilities in Wyoming, and the
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company's 50 percent interest in the Rockies Express Pipeline. KMP will receive approximately $1.8 billion in cash from the transaction. Including the proportionate amount of REX debt, this amount is equivalent to a value of $3.3 billion. Subject to FTC approval, this transaction is expected to close in November. Also in August (and previously announced), KMP acquired all of Tennessee Gas Pipeline and 50 percent of the El Paso Natural Gas pipeline for $6.22 billion from KMI to more than replace the cash flow from the divested assets. It is expected that the combination of the divestitures and the dropdowns will be slightly accretive to KMP's distributable cash flow in 2012 and nicely accretive thereafter.
Other News
Products Pipelines

•
KMP is investing approximately $90 million to build a 27-mile, 12-inch diameter lateral pipeline to extend its Kinder Morgan Crude Condensate (KMCC) pipeline to Phillips 66's Sweeny Refinery in Brazoria County, Texas. In August, the companies announced an agreement whereby KMP will provide Phillips 66 with a significant portion of the lateral pipeline's initial 30,000 barrels per day (bpd) of capacity, which is expandable to 100,000 bpd. The company will also add associated receipt facilities by constructing a five-bay truck offloading facility and three new storage tanks with approximately 360,000 barrels of crude/condensate capacity at stations in DeWitt and Wharton counties in Texas. Pending receipt of environmental and regulatory approvals, construction is scheduled to begin in the fourth quarter of 2012.

•
Construction continues on a petroleum condensate processing facility Kinder Morgan is building near its Galena Park terminal on the Houston Ship Channel which, when combined with the crude and condensate pipeline, will provide customers with unparalleled connectivity to crude oil and clean products markets on the Texas Gulf Coast. The cost of the facility is now projected to be approximately $200 million, with anticipated initial throughput capacity of about 50,000 bpd. The project is being supported by a fee-based contract with BP North America and the plant can be expanded to process 100,000 bpd. The facility is expected to be in service in the first quarter of 2014.

•
KMP began construction of the approximately $220 million Parkway Pipeline in August. A joint venture with Valero, the 141-mile, 16-inch pipeline will transport gasoline and diesel from a refinery in Norco, La., to an existing petroleum transportation hub in Collins, Miss., which is owned by Plantation Pipe Line Company. The pipeline will have an initial capacity of 110,000 bpd with the capability to expand to over 200,000 bpd. The project is supported by a long-term throughput agreement with a major refiner and is on schedule to be in service in September 2013.

•
KMP completed an expansion and modification of facilities at its Port of Tampa terminal in Florida as part of a joint venture with the Tampa Port Authority, TRANSFLO and CSX Corporation to bring ethanol into Tampa, Fla., which will be distributed throughout the

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market via the first U.S. ethanol unit train to refined products pipeline system. Kinder Morgan invested in new pipelines to transport the ethanol from the rail offloading facilities to its Tampa terminal where it can be distributed by a dedicated ethanol pipeline to other Tampa terminals for blending, or be transported along with gasoline shipments via the Central Florida pipeline to Orlando for gasoline blending at the company's Orlando terminal. The system is expected to be fully operational in December 2012.

•
KMP closed on its approximately $38 million acquisition of a biofuel transload terminal located in Belton, S.C., in August. The terminal is designed for the receipt, storage and truck loading of ethanol and biodiesel received from unit trains. The 38-acre facility has 45,000 barrels of storage capacity, a three-bay truck rack and rail receipt capabilities for more than 200 cars. The terminal is located adjacent to two refined products terminals along the Plantation and Colonial pipelines corridor.

•
KMP completed facility modifications to provide for receipt, storage and blending of biodiesel at the company's Fresno, Calif., terminal and began biodiesel blending service in August. Similar modifications are also complete at the company's Colton, Calif., facility where blending will begin this month.

•
KMP's $77 million expansion at its Carson Terminal in California continues to run ahead of schedule with three additional tanks coming online in September and this month. The first two tanks went into service last October. The company expects the two remaining tanks to be in service in the fourth quarter of 2012. Combined, the tanks will increase storage capacity by 560,000 barrels for refined petroleum products. All seven tanks have been leased under long-term agreements with large U.S. oil refiners.

•
KMP is continuing its plans for the Cochin Pipeline Reversal Project, which will allow the company to offer a new service to move light condensate from Kankakee County, Ill., to existing terminal facilities near Fort Saskatchewan, Alberta. The company received more than 100,000 bpd of binding commitments for a minimum 10-year term during a successful open season earlier this year. The approximately $260 million project involves modifying the western leg of the Cochin Pipeline to Fort Saskatchewan from a point of interconnection with Explorer Pipeline Company's pipeline in Kankakee County, where Cochin will build a 1 million barrel tank farm and associated piping. Subject to the timely receipt of necessary regulatory approvals, light condensate shipments could begin as early as July 1, 2014.

Natural Gas Pipelines
Kinder Morgan currently has approximately $3.3 billion of approved major projects across all of its natural gas pipelines assets, the majority of which are at KMP.

•
Oct. 1, following Federal Energy Regulatory Commission (FERC) approval, Tennessee Gas Pipeline (TGP) placed in service a portion of its approximately $55 million Northeast Supply Diversification Project to support interim customer capacity requirements. The fully subscribed project is expected to be totally in service Nov. 1 and will create an additional 250,000 dekatherms per day (Dth/d) of firm service capacity from the Marcellus shale region along TGP's system to serve existing markets in New England and the Niagara Falls area of New York.

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•
The FERC issued a certificate of public convenience and necessity to TGP in August for its proposed approximately $86 million Marcellus Pooling Project (MPP). The fully subscribed project will provide 240,000 Dth/d of additional firm Marcellus transportation capacity. The expansion includes approximately 7.9 miles of 30-inch diameter pipeline looping, system modifications and upgrades to allow bi-directional flow at four existing compressor stations in Pennsylvania. Construction is anticipated to occur primarily in the summer of 2013 with an in service date of November 2013.

•
State technical reviews are nearing completion on TGP's Northeast Upgrade Project, which will boost system capacity on TGP's 300 Line by approximately 636 Dth/d via pipeline looping and system upgrades. This approximately $426 million project will provide for additional takeaway capacity from the prolific Marcellus shale area. The fully subscribed, FERC-certificated project has a targeted in service date of Nov. 1, 2013. Subject to final regulatory approvals, construction is anticipated to begin this quarter.

•
On Oct. 10, TGP filed a certificate application with the FERC proposing the Rose Lake expansion project, which would provide long-term firm transportation service for two shippers that have fully subscribed 230,000 Dth/d of firm capacity offered in TGP's Zone 4 in Pennsylvania. The capacity was offered in a binding open season held in the summer of 2012. TGP proposes to retire older compressor units, add new, more efficient and cleaner burning units, and make other modifications involving three existing compressor stations that serve its 300 Line, all in northeastern Pennsylvania. The anticipated in service date for the approximately $84 million project is Nov. 1, 2014.

CO2

•
To help meet increasing CO2 demand, KMP continues to make progress on its previously announced $255 million expansion of its Doe Canyon Unit CO2 source field in southwestern Colorado, which will increase capacity from 105 MMcf/d to 170 MMcf/d. In the third quarter, construction continued on both primary and booster compression. The primary compression is expected to be in service in the fourth quarter of 2013 and the booster compression is targeted to be completed in the second quarter of 2014.

•
Well testing and predevelopment activities continue on the St. Johns CO2 source field in Arizona and New Mexico that KMP acquired earlier this year. The company anticipates that CO2 production from this potential new source field would be transported to the Permian Basin for use by customers in tertiary recovery.

Terminals
KMP currently has more than $1.4 billion of approved major projects in this segment. The company is experiencing strong demand in particular for liquids storage capacity and coal exports in its terminals business. Approximately $880 million will be spent on three liquids projects (BOSTCO, Edmonton South and Galena Park) and over $400 million will be invested to expand coal facilities along the Gulf Coast and East Coast.

•	In conjunction with the previously announced Arch and Peabody multi-terminal long-term agreements, KMP is proceeding with Phase 3 of its approximately $190 million export coal
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expansion at the International Marine Terminal (IMT) located on the lower Mississippi River in Myrtle Grove, La. The project entails adding a new continuous barge unloader, a new reclaim system and an additional four million tons of coal storage capacity. The new expansion is expected to be operational late first quarter 2014.

•
KMP has entered into a long-term commercial agreement with BP North America for 750,000 barrels per day of refined products capacity at its Galena Park Terminal on the Houston Ship Channel. Construction has begun and KMP will invest approximately $75 million to build five new tanks, which will provide storage for BP's product that will be processed at the condensate splitter that KMP's Products Pipelines business segment is currently building near the Galena Park facility.

•
Construction continues on the approximately $430 million Battleground Oil Specialty Terminal (BOSTCO) located on the Houston Ship Channel. The first phase of the project includes construction of 52 storage tanks that will have a capacity of 6.6 million barrels for handling residual fuels and other black oil terminal services. Terminal service agreements or letters of intent have been executed with customers for almost all of the capacity. Commercial operations are expected to begin in the third quarter of 2013.

•
Construction also continues on the Edmonton terminal expansion in Strathcona County, Alberta. The approximately $284 million project entails building 3.6 million barrels of new merchant and system tank storage and is expected to be fully completed in December 2013. The project is underpinned by long-term commercial agreements with major Canadian producers.  Kinder Morgan is currently in discussions with other companies for further expansion that would ultimately allow for over 6 million barrels of dedicated storage at the terminal.

•
KMP is investing approximately $20 million to expand its fertilizer handling capabilities at terminals in Fairless Hills, Pa., and West Memphis, Ark. Upon completion of these projects, the Fairless Hills Terminal will be capable of storing approximately 60,000 tons of dry-bulk and up to 25,000 tons of liquid fertilizer, while the West Memphis Arkansas Terminal will be capable of storing approximately 9,000 tons of dry-bulk fertilizer. The expansions are backed by long-term customer agreements and are anticipated to be in service in the second quarter of 2013.

•
Kinder Morgan Canada Terminals executed a long-term agreement with Thompson Creek Metals to receive mined materials at the Vancouver Wharves terminal in Vancouver, B.C., beginning in September 2013. The $13.5 million modification and expansion project includes additional rail and new enclosed conveyors, which will provide environmental benefits. The contract calls for handling 120,000 to 180,000 metric tons per year.

Kinder Morgan Canada

•
As previously announced, KMP confirmed binding commercial support for its proposed expansion of the Trans Mountain pipeline system in the second quarter. Following an open season, 10 companies in the Canadian producing and oil marketing business have signed firm contracts in support of the expansion. In August, Trans Mountain filed an application

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seeking National Energy Board (NEB) approval of the contract terms and toll structure that would be implemented under the expansion. Consistent with Trans Mountain's request, the NEB has set a process for this application that results in a hearing starting on Feb. 13, 2013, with a decision anticipated by May 2013. The proposed $4.1 billion expansion would increase capacity on Trans Mountain from 300,000 bpd to 750,000 bpd. The company plans to file a Facilities Application with the NEB in late 2013, which will seek authorization to build and operate the necessary facilities for the expansion. This filing will initiate a comprehensive regulatory and public review of the proposed expansion. If the application is approved, construction is currently forecast to commence in 2015 or 2016 with the proposed expansion operating in late 2017. This summer Kinder Morgan Canada commenced an extensive and thorough engagement on all aspects of the project with local communities along the proposed route and marine corridor, including First Nations, environmental organizations and all other interested parties.
Financings

•	KMP sold common units valued at approximately $120 million under its at-the-market program during the third quarter, bringing the total to about $398 million through the first nine months of the year.

•
Kinder Morgan Management (KMR) conducted a secondary offering in August, which issued 10.1 million shares and raised almost $727 million. The funds were used in connection with the TGP and EPNG dropdowns.

Kinder Morgan Management, LLC
Shareholders of KMR will also receive a $1.26 dividend ($5.04 annualized) payable on Nov. 14, 2012, to shareholders of record as of Oct. 31, 2012. The dividend to KMR shareholders will be paid in the form of additional KMR shares. The dividend is calculated by dividing the cash distribution to KMP unitholders by KMR's average closing price for the 10 trading days prior to KMR's ex-dividend date.
Kinder Morgan Energy Partners, L.P. (NYSE: KMP) is a leading pipeline transportation and energy storage company and one of the largest publicly traded pipeline limited partnerships in America. It owns an interest in or operates approximately 53,000 miles of pipelines and 180 terminals. The general partner of KMP is owned by Kinder Morgan, Inc. (NYSE: KMI). Kinder Morgan is the largest midstream and the third largest energy company in North America with a combined enterprise value of approximately $100 billion. It owns an interest in or operates approximately 75,000 miles of pipelines and 180 terminals. Its pipelines transport natural gas, gasoline, crude oil, CO2 and other products, and its terminals store petroleum products and chemicals and handle such products as ethanol, coal, petroleum coke and steel. KMI owns the
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general partner interest of KMP and El Paso Pipeline Partners, L.P. (NYSE: EPB), along with limited partner interests in KMP and EPB and shares in Kinder Morgan Management, LLC (NYSE: KMR). For more information please visit www.kindermorgan.com.

Please join Kinder Morgan at 4:30 p.m. Eastern Time on Wednesday, Oct. 17, at www.kindermorgan.com for a LIVE webcast conference call on the company's third quarter earnings.

CONTACTS
Larry Pierce                    Mindy Mills Thornock
Media Relations                Investor Relations
(713) 369-9407                (713) 369-9490
larry_pierce@kindermorgan.com        mindy_thornock@kindermorgan.com
            www.kindermorgan.com

The non-generally accepted accounting principles, or non-GAAP, financial measures of distributable cash flow before certain items, both in the aggregate and per unit, and segment earnings before depreciation, depletion, amortization and amortization of excess cost of equity investments, or DD&A, and certain items, are presented in this news release. Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income or any other GAAP measure of liquidity or financial performance. Distributable cash flow before certain items is a significant metric used by us and by external users of our financial statements, such as investors, research analysts, commercial banks and others, to compare basic cash flows generated by us to the cash distributions we expect to pay our unitholders on an ongoing basis. Management uses this metric to evaluate our overall performance. It also allows management to simply calculate the coverage ratio of estimated ongoing cash flows to expected cash distributions. Distributable cash flow before certain items is also an important non-GAAP financial measure for our unitholders because it serves as an indicator of our success in providing a cash return on investment. This financial measure indicates to investors whether or not we typically are generating cash flow at a level that can sustain or support an increase in the quarterly distributions we are paying pursuant to our partnership agreement. Our partnership agreement requires us to distribute all available cash. Distributable cash flow before certain items and similar measures used by other publicly traded partnerships are also quantitative measures used in the investment community because the value of a unit of such an entity is generally determined by the unit's yield (which in turn is based on the amount of cash distributions the entity pays to a unitholder). The economic substance behind our use of distributable cash flow before certain items is to measure and estimate the ability of our assets to generate cash flows sufficient to make distributions to our investors.
We define distributable cash flow before certain items to be limited partners' pretax income before certain items and DD&A, less cash taxes paid and sustaining capital expenditures for KMP, plus DD&A less sustaining capital expenditures for Rockies Express, Midcontinent Express, Fayetteville Express, KinderHawk through second quarter 2011, EagleHawk, Eagle
Ford, El Paso Natural Gas, Bear Creek Storage Company, Red Cedar, Cypress and EP Midstream Investment Co., LLC, our equity method investees, less equity earnings plus cash
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distributions received for Express and Endeavor, additional equity investees. Distributable cash flow before certain items per unit is distributable cash flow before certain items divided by average outstanding units. “Certain items” are items that are required by GAAP to be reflected in net income, but typically either (1) do not have a cash impact, for example, goodwill impairments, allocated compensation for which we will never be responsible, and results from assets prior to our ownership that are required to be reflected in our results due to accounting rules regarding entities under common control, or (2) by their nature are separately identifiable from our normal business operations and in our view are likely to occur only sporadically, for example legal settlements, hurricane impacts and casualty losses. Management uses this measure and believes it is important to users of our financial statements because it believes the measure more effectively reflects our business' ongoing cash generation capacity than a similar measure with the certain items included. For similar reasons, management uses segment earnings before DD&A and certain items in its analysis of segment performance and managing our business. We believe segment earnings before DD&A and certain items is a significant performance metric because it enables us and external users of our financial statements to better understand the ability of our segments to generate cash on an ongoing basis. We believe it is useful to investors because it is a measure that management believes is important and that our chief operating decision makers use for purposes of making decisions about allocating resources to our segments and assessing the segments' respective performance.
We believe the GAAP measure most directly comparable to distributable cash flow before certain items is net income. Our calculation of distributable cash flow before certain items, which begins with net income after subtracting certain items that are specifically identified in the accompanying tables, is set forth in those tables. Net income before certain items is presented primarily because we use it in this calculation. Segment earnings before DD&A as presented in our GAAP financials is the measure most directly comparable to segment earnings before DD&A and certain items. Segment earnings before DD&A and certain items is calculated by removing the certain items attributable to a segment, which are specifically identified in the footnotes to the accompanying tables, from segment earnings before DD&A. In addition, segment earnings before DD&A as presented in our GAAP financials is included on the first page of the tables presenting our financial results.
Our non-GAAP measures described above should not be considered as an alternative to GAAP net income, segment earnings before DD&A or any other GAAP measure. Distributable cash flow before certain items and segment earnings before DD&A and certain items are not financial measures in accordance with GAAP and have important limitations as analytical tools. You should not consider either of these non-GAAP measures in isolation or as a substitute for an analysis of our results as reported under GAAP. Because distributable cash flow before certain items excludes some but not all items that affect net income and because distributable cash flow measures are defined differently by different companies in our industry, our distributable cash flow before certain items may not be comparable to distributable cash flow measures of other companies. Segment earnings before DD&A and certain items has similar limitations. Management compensates for the limitations of these non-GAAP measures by reviewing our comparable GAAP measures, understanding the differences between the measures and taking this information into account in its analysis and its decision making processes.
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This news release includes forward-looking statements. These forward-looking statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, based on information currently available to them. Although Kinder Morgan believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance that such assumptions will materialize. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include those enumerated in Kinder Morgan's reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they were made, and except to the extent required by law, Kinder Morgan undertakes no obligation to update or review any forward-looking statement because of new information, future events or other factors. Because of these uncertainties, readers should not place undue reliance on these forward-looking statements.

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Kinder Morgan Energy Partners, L.P. and Subsidiaries
Preliminary Consolidated Statement of Income
(Unaudited)
(in millions except per unit amounts)

	Three Months Ended September 30		Nine Months Ended September 30
	2012	2011	2012	2011

Revenues	$2,336	$2,111	$6,135	$5,966

Costs, expenses and other
Operating expenses	1,260	1,313	3,133	3,713
Depreciation, depletion and amortization	292	247	796	685
General and administrative	131	100	379	387
Taxes, other than income taxes	63	37	169	133
Other expense (income)	(8)	(1)	(28)	(15)
	1,738	1,696	4,449	4,903
Operating income	598	415	1,686	1,063

Other income (expense)
Earnings from equity investments	100	52	225	155
Amortization of excess cost of equity investments	(1)	(2)	(5)	(5)
Interest, net	(176)	(128)	(461)	(380)
Other, net	4	(164)	14	(156)

Income before income taxes	525	173	1,459	677

Income taxes	(11)	(12)	(40)	(33)

Income from continuing operations	514	161	1,419	644

Income from discontinued operations	47	55	145	145
Loss on remeasurement of discontinued operations to fair value	(178)	—	(827)	—
(Loss) income from discontinued operations	(131)	55	(682)	145

Net income	383	216	737	789

Net income attributable to Noncontrolling Interests	(4)	(1)	(12)	(6)

Net income attributable to KMP	$379	$215	$725	$783

Calculation of Limited Partners’ interest in Net Income (loss) attributable to KMP
Income from continuing operations attributable to KMP	$509	$161	$1,400	$640
Less: Pre-acquisition earnings allocated to General Partner	$(36)	$—	$(23)	$—
Less: General Partner's remaining interest	(367)	(298)	(1,024)	(870)
Limited Partners' interest	106	(137)	353	(230)
Add: Limited Partners' interest in discontinued operations	(128)	54	(668)	142
Limited Partners' interest in net income	$(22)	$(83)	$(315)	$(88)

Limited Partners' net income (loss) per unit:
Income from continuing operations	$0.30	$(0.41)	$1.02	$(0.71)
Income (loss) from discontinued operations	$(0.36)	$0.16	$(1.93)	$0.44
Net income (loss)	$(0.06)	$(0.25)	$(0.91)	$(0.27)
Weighted average units outstanding	$356	$331	$345	$323

Declared distribution / unit	$1.26	$1.16	$3.69	$3.45

	Three Months Ended September 30		Nine Months Ended September 30
	2011	2010	2011	2010
Segment earnings before DD&A and amortization of excess investments
Products Pipelines	$150	$103	$492	$304
Natural Gas Pipelines	405	19	877	319
CO2	327	295	988	823
Terminals	183	179	565	525
Kinder Morgan Canada	56	48	158	150
	$1,121	$644	$3,080	$2,121

Kinder Morgan Energy Partners, L.P. and Subsidiaries
Preliminary Earnings Contribution by Business Segment
(Unaudited)
(in millions except per unit amounts)

	Three Months Ended September 30		Nine Months Ended September 30
	2012	2011	2012	2011
Segment earnings before DD&A and amortization of excess investments (1)
Products Pipelines	$185	$178	$527	$533
Natural Gas Pipelines (2)	383	247	900	661
CO2	332	287	989	813
Terminals	184	181	554	517
Kinder Morgan Canada	56	48	158	148
Total	$1,140	$941	$3,128	$2,672

Segment DD&A and amortization of excess investments
Products Pipelines	$32	$27	$90	$81
Natural Gas Pipelines (3)	72	50	166	114
CO2	110	116	326	329
Terminals	51	49	153	144
Kinder Morgan Canada	14	14	42	42
Total	$279	$256	$777	$710

Segment earnings contribution
Products Pipelines (1)	$153	$151	$437	$452
Natural Gas Pipelines (1)	311	197	734	547
CO2 (1)	222	171	663	484
Terminals (1)	133	132	401	373
Kinder Morgan Canada (1)	42	34	116	106
General and administrative (1) (4)	(115)	(102)	(324)	(301)
Interest, net (1) (5)	(172)	(132)	(452)	(393)
Net income before certain items	574	451	1,575	1,268
Certain items
Loss on disposal and remeasurement of discontinued operations to fair value	(178)	(167)	(827)	(167)
Allocated non-cash compensation	—	1	—	(84)
Acquisition costs (6)	(3)	(1)	(3)	(2)
Legal expenses (7)	—	1	—	(1)
Legal reserves (8)	(9)	(69)	(9)	(234)
Pre-acquisition earnings allocated to general partner (9)	36	—	23	—
Environmental reserves	(34)	(7)	(34)	(7)
Mark to market and ineffectiveness of certain hedges (10)	(5)	8	(8)	10
Insurance deductible, casualty losses and reimbursements (11)	(2)	(1)	10	1
Gain (loss) on sale of assets and asset disposition expenses (12)	8	—	15	15
Prior period asset write-off (13)	—	—	—	(10)
Other (14)	(4)	—	(5)	—
Sub-total certain items	(191)	(235)	(838)	(479)
Net income	$383	$216	$737	$789

Less: General Partner’s interest in net income	(36)	—	(23)	—
Less: General Partner's remaining interest in net income (15)	(365)	(298)	(1,017)	(871)
Less: Noncontrolling Interests in net income	(4)	(1)	(12)	(6)
Limited Partners’ net income (loss)	$(22)	$(83)	$(315)	$(88)

Net income before certain items	574	451	1,575	1,268
Less: Noncontrolling Interest before certain items	(5)	(4)	(16)	(13)
Net income attributable to KMP before certain items	$569	$447	$1,559	$1,255
Less: General Partner’s interest in net income before certain items (15)	(367)	(301)	(1,025)	(876)
Limited Partners’ net income before certain items	202	146	534	379
Depreciation, depletion and amortization (16)	331	292	913	834
Book (cash) taxes - net	—	9	7	19
Express & Endeavor contribution	—	2	3	8
Sustaining capital expenditures (17)	(78)	(55)	(174)	(140)
DCF before certain items	$455	$394	$1,283	$1,100

Net income / unit before certain items	$0.57	$0.44	$1.55	$1.17
DCF / unit before certain items	$1.28	$1.19	$3.72	$3.40
Weighted average units outstanding	356	331	345	323
____________
Notes ($ million)

(1)	Excludes certain items:
3Q 2011 - Products Pipelines $(75), Natural Gas Pipelines $(167), CO2 $8, Terminals $(1)
YTD 2011 - Products Pipelines $(229), Natural Gas Pipelines $(177), CO2 $10, Terminals $8, KMC $2, general and administrative expense $(93)
3Q 2012 - Products Pipelines $(35), Natural Gas Pipelines $(109), CO2 $(5), Terminals $(1), general and administrative expense $(18), interest expense $(9)
YTD 2012 - Products Pipelines $(35), Natural Gas Pipelines $(698), CO2 $(1), Terminals $11, general and administrative expense $(62), interest expense $(22)

(2)	Includes $62 in 3Q 2011 and $175 YTD 2011, and $47 in 3Q 2012 and $152 YTD 2012 related to assets classified for GAAP purposes as discontinued operations.
Also excludes $71 in 3Q 2012 and $131 YTD 2012 from our drop down asset group for periods prior to our acquisition date of August 1, 2012.

(3)	Includes $7 in 3Q 2011 and $20 YTD 2011, and $0 in 3Q 2012 and $7 YTD 2012 of DD&A expense related to assets classified for GAAP purposes as discontinued operations. $14 in 3Q 2012
Also excludes and $31 YTD 2012 of DD&A expense from our drop down asset group for periods prior to our acquisition date of August 1, 2012.

(4)
General and administrative expense includes income tax that is not allocable to the segments: 3Q 2011 - $2, YTD 2011 - $7, 3Q 2012 - $2, YTD 2012 - $7. Also excludes $12 in 3Q 2012 and $55 YTD 2012 of G&A expense from our drop down asset group for periods prior to our acquisition date of August 1, 2012.

(5)
Interest expense excludes interest income that is allocable to the segments: 3Q 2011 - $6, YTD 2011 - $15, 3Q 2012 - $5, YTD 2012 - $13. Also excludes $8 in 3Q 2012 and $21 YTD 2012 of interest expense from our drop down asset group for periods prior to our acquisition date of August 1, 2012.

(6)	Acquisition expense items related to closed acquisitions previously capitalized under prior accounting standards.

(7)	Legal expenses associated with Certain Items such as legal settlements and pipeline failures.

(8)	Legal reserve adjustments related to the rate case litigation of west coast Products Pipelines.

(9)	Earnings from our drop down asset group for periods prior to our acquisition date of August 1, 2012.

(10)	Actual gain or loss will continue to be taken into account in earnings before DD&A at time of physical transaction.

(11)	Insurance deductible, write-off of assets, expenses and insurance reimbursements related to casualty losses.

(12)	Gain or loss on sale of assets and expenses related to the preparation of assets for sale.

(13)	Natural Gas Pipelines write-off of receivable for fuel under-collected prior to 2011.

(14)	Imputed interest on Cochin acquisition, FX gain on Cochin note payable, Terminals severance and overhead credit on certain items capex, and other unallocated severance.

(15)	General Partner's interest in net income reflects a reduction for the KinderHawk acquisition GP incentive giveback of $7 in 3Q and $21 YTD 2011, and $6 in 3Q and $19 YTD 2012.

(16)
Includes Kinder Morgan Energy Partner's (KMP) share of Rockies Express (REX), Midcontinent Express (MEP), Fayetteville Express (FEP), KinderHawk (2011), Cypress, EagleHawk, Eagle Ford (2012), Midstream (2012), Red Cedar, EPNG (2012), and Bear Creek (2012) DD&A: 3Q 2011 - $36, YTD 2011 - $124, and 3Q 2012 - $52, YTD 2012 - $136.

(17)	Includes KMP share of REX, MEP, FEP, Cypress, EagleHawk, Eagle Ford, Red Cedar, EPNG, and Bear Creek sustaining capital expenditures: 3Q 2011 - $0, YTD 2011 - $3, and 3Q 2012 - $8, YTD 2012 - $13.

Volume Highlights
(historical pro forma for acquired assets)

	Three Months Ended September 30		Nine Months Ended September 30
	2012	2011	2012	2011
Products Pipelines
Pacific, Calnev, and CFPL (MMBbl)
Gasoline (1)	68.4	70.6	201.4	205.7
Diesel	27.4	28.9	78.5	82.0
Jet Fuel	21.7	21.7	65.5	64.0
Sub-Total Refined Product Volumes - excluding Plantation	117.5	121.2	345.4	351.7
Plantation (MMBbl)
Gasoline	29.7	31.1	91.5	91.5
Diesel	8.9	8.3	27.2	28.7
Jet Fuel	6.6	6.4	18.5	18.9
Sub-Total Refined Product Volumes - Plantation	45.2	45.8	137.2	139.1
Total (MMBbl)
Gasoline (1)	98.1	101.7	292.9	297.2
Diesel	36.3	37.2	105.7	110.7
Jet Fuel	28.3	28.1	84.0	82.9
Total Refined Product Volumes	162.7	167.0	482.6	490.8
NGLs (2)	8.5	7.6	23.1	19.8
Total Delivery Volumes (MMBbl)	171.2	174.6	505.7	510.6
Ethanol (MMBbl) (3)	8.9	8.0	24.1	23.0

Natural Gas Pipelines (4) (5)
Transport Volumes (Bcf)	1,772.1	1,598.1	5,175.8	4,708.9
Sales Volumes (Bcf)	228.7	215.1	657.2	598.7

CO2
Southwest Colorado Production - Gross (Bcf/d) (6)	1.2	1.2	1.2	1.2
Southwest Colorado Production - Net (Bcf/d) (6)	0.5	0.5	0.5	0.5
Sacroc Oil Production - Gross (MBbl/d) (7)	30.0	29.4	28.4	28.9
Sacroc Oil Production - Net (MBbl/d) (8)	25.0	24.5	23.7	24.1
Yates Oil Production - Gross (MBbl/d) (7)	20.6	21.5	20.9	21.7
Yates Oil Production - Net (MBbl/d) (8)	9.3	9.5	9.3	9.6
Katz Oil Production - Gross (MBbl/d) (7)	1.8	0.5	1.7	0.3
Katz Oil Production - Net (MBbl/d) (8)	1.5	0.4	1.4	0.3
NGL Sales Volumes (MBbl/d) (9)	9.3	8.4	9.3	8.4
Realized Weighted Average Oil Price per Bbl (10) (11)	$88.64	$70.43	$88.39	$69.54
Realized Weighted Average NGL Price per Bbl (11)	$44.27	$68.86	$51.53	$65.53

Terminals
Liquids Leasable Capacity (MMBbl)	60.2	59.5	60.2	59.5
Liquids Utilization %	92.9%	93.2%	92.9%	93.2%
Bulk Transload Tonnage (MMtons) (11)	23.7	26.7	74.2	74.8
Ethanol (MMBbl)	15.7	15.5	49.9	44.9

Trans Mountain (MMbbls - mainline throughput)	28.1	25.6	79.9	75.2
____________
Notes:

(1)	Gasoline volumes include ethanol pipeline volumes.

(2)	Includes Cochin and Cypress.

(3)	Total ethanol handled including pipeline volumes included in gasoline volumes above.

(4)	Includes KMIGT, Texas Intrastates, KMNTP, Monterrey, Trailblazer, TransColorado, REX, MEP, KMLA, FEP,, TGP, and EPNG pipeline volumes.

(5)	Volumes for acquired pipelines are included for all periods.

(6)	Includes McElmo Dome and Doe Canyon sales volumes.

(7)	Represents 100% production from the field.

(8)	Represents KMP’s net share of the production from the field.

(9)	Net to KMP.

(10)	Includes all KMP crude oil properties.

(11)	Hedge gains/losses for Oil and NGLs are included with Crude Oil.

(12)	Includes KMP’s share of Joint Venture tonnage.

KINDER MORGAN ENERGY PARTNERS, L.P. AND SUBSIDIARIES
PRELIMINARY ABBREVIATED CONSOLIDATED BALANCE SHEET
(Unaudited)
(in millions)

	September 30, 2012		December 31, 2011
ASSETS
Cash and cash equivalents	$532		$409
Other current assets (1)	3,236		1,167
Property, plant and equipment, net	19,326		15,596
Investments	3,070		3,346
Goodwill, deferred charges and other assets	7,429		3,585
TOTAL ASSETS	$33,593		$24,103

LIABILITIES AND PARTNERS’ CAPITAL
Liabilities
Notes payable and current maturities of long-term debt	$2,697		$1,638
Other current liabilities (1)	1,865		1,481
Long-term debt	15,217		11,183
Debt fair value adjustments	1,530		1,055
Other	1,227		1,142
Total liabilities	22,536		16,499

Partners’ capital
Accumulated other comprehensive income	178		3
Other partners’ capital	10,726		7,505
Total KMP partners’ capital	10,904		7,508
Noncontrolling interests	153		96
Total partners’ capital	11,057		7,604
TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$33,593		$24,103

Total Debt, net of cash and cash equivalents, and excluding the debt fair value adjustments	$17,382		$12,412
Segment earnings before DD&A and certain items	$4,278		$3,810
G&A	(410)		(388)
Income Taxes	53		55
EBITDA (2) (3)	$3,921		$3,477

Debt to EBITDA	4.0	(4)	3.6

____________
Notes:

(1)	Includes assets / liabilities held for sale

(2)	EBITDA is last twelve months

(3)
EBITDA includes add back of KMP's share of REX, MEP, FEP, Cypress, EagleHawk, Eagle Ford (beginning 2012), Red Cedar, Midstream (beginning 2Q 2012), EPNG (beginning in 3Q 2012), and Bear Creek (beginning in 3Q 2012) DD&A.

(4)	Reduced net debt by $(1,760) for the sale of the FTC assets, which is expected to close in November 2012. Without this adjustment, Debt to EBITDA would be 4.4.